                                                                      EXHIBIT 99

FOR IMMEDIATE RELEASE

                             HOME PROPERTIES REPORTS
                    FOURTH QUARTER AND YEAR-END 2003 RESULTS

ROCHESTER,  NY,  February 6, 2004 - Home  Properties  (NYSE:HME)  today released financial results for the quarter and year ending December 31, 2003. All results are reported on a diluted basis.

"Home  Properties'  results  in  2003  again  were  very  positive  despite  the challenging  environment  apartment  REITs  continued  to face,"  said Edward J.
Pettinella, President and CEO. "Home Properties' total return to shareholders in
2003 was 24.3% with 7.1% from dividends and 17.2% from price  appreciation.  The
Company's  operating results, as measured by net operating income and funds from operations per share growth, should rank Home Properties very favorably compared to the  sector,  validating  the  Company's  strategy  of  repositioning  mature
apartment   communities   through  extensive  capital  improvement  and  upgrade
programs. We have proven that this repositioning  strategy in supply-constrained geographic  markets,  together  with our sound  balance  sheet and strong  team, delivers successfully in both weak and robust operating climates."

Earnings per share ("EPS") for the quarter ended December 31, 2003 was $0.27 per share,  compared with a loss of $0.16 per share for the quarter  ended  December
31, 2002.  The increase was primarily  attributable  to the impairment and other charges of $17.9 million recorded in the fourth quarter of 2002, less the effect of the $5.0 million charge from the restricted stock grant in 2003.

EPS for the year ended  December 31, 2003 was $1.03,  compared with $.96 for the year ended  December 31, 2002.  The increase was primarily  attributable  to the affordable  property  related  charges  recorded in 2002 and the preferred stock repurchase  premium incurred in the second quarter of 2002. This was offset by a general  increase  in  operating  and  maintenance  costs as well as general and administrative expenses during 2003.

For the quarter ended December 31, 2003, Funds From Operations ("FFO") was $30.8
million,  or $0.64 per share,  compared with $16.6 million,  or $0.38 per share, for the quarter ended December 31, 2002.  Results for the quarter and year ended
December 31, 2003 reflect a one-time  expense charge of $5.0 million  related to the  restricted  stock  granted to Norman and Nelson  Leenhouts as part of their retirement as Co-CEOs.  Results for the quarter and year ended December 31, 2002 reflect  impairment and other charges  relating to certain  government  assisted properties ("affordable  properties") in which the Company is a general partner, as described  below.  The Company  believes it is more meaningful to compare the
2003 results before the restricted  stock expense to the 2002 results  excluding the  impairment  and other  charges from  affordable  properties.  Excluding the restricted  stock  expense,  FFO for the fourth  quarter of 2003 would have been
$36.4  million,  or $0.75 per share,  which is within the range of guidance  the
Company  issued at the time of its third  quarter  2003  earnings  announcement.
Excluding  the charges  described  in 2002,  FFO for the fourth  quarter of 2002 would have been $35.3 million, or $0.76 per share. This comparison  represents a
1.4%  decrease  in FFO per share in 2003 from  normal  recurring  operations.  A reconciliation  of FFO to GAAP net  income is  included  in the  financial  data accompanying this press release.

For the year ended  December  31,  2003,  FFO was $132.8  million,  or $2.77 per share,  compared  with $121.7  million,  or $2.62 per share,  in the prior year.
Excluding  the $5.0  million for the  restricted  stock  expense in 2003 and the
$16.4 million in non-real estate impairment and other charges in 2002, FFO would have been $137.8 million,  or $2.88 per share, and $138.2 million,  or $2.97 per share,  for 2003 and 2002,  respectively.  This  represents a 3.2% decrease from
2002 to 2003 on a per share basis.

Fourth Quarter Operating Results
--------------------------------

For the  fourth  quarter  of 2003,  same-property  comparisons  (for 125  "Core"
properties  containing  35,936  apartment  units  owned  since  January 1, 2002)
reflected an increase in rental  revenues of 3.3% compared to the same quarter a year ago. Net operating income ("NOI") reflected a 1.1% decrease from the fourth quarter of 2002. Property level operating expenses increased by 9.7%,  primarily due to increases in repairs and maintenance,  personnel, property insurance, and real estate  taxes.  A  significant  portion of the increase in personnel  costs related  to higher  workers'  compensation  and health  insurance  costs in 2003 totaling $1.2 million.

Average  economic  occupancy for the Core properties was 93.1% during the fourth quarter of 2003,  up from  92.0%  during  the  fourth  quarter of 2002.  Average monthly rental rates increased 2.1% to $895 compared to the year-ago period.

Compared  to the 2003  third  quarter  results  for the Core  properties,  total revenues were up 0.2% in the fourth quarter of 2003,  expenses were up 6.0%, and net operating  income was down 3.8%.  Average  economic  occupancy was down 0.1%
from the third quarter, with average monthly rents 0.2% higher.

Occupancies for the 5,010 net apartment  units acquired  between January 1, 2002 and  December 31,  2003 (the  "Recently  Acquired  Communities")  averaged 94.3%
during the fourth quarter of 2003, at average monthly rents of $1,158.

Year-to-Date Operating Results
------------------------------

For the year ended  December 31, 2003,  same-property  comparisons  for the Core properties  showed an  increase in rental  revenues of 3.0% and a net  operating income decrease of 1.1% over 2002.  Property level operating  expenses increased by 8.9%,  primarily due to increases in natural gas heating  costs,  repairs and maintenance, personnel, advertising, property insurance, snow removal costs, and property management allocated General and administrative  ("G&A") costs. Average economic  occupancy  for the Core  properties  increased  slightly from 92.1% to
92.3%, with average monthly rents rising 2.8%.

The yield on the Recently Acquired  Communities during 2003 averaged 7.84% on an annualized basis, which is in line with announced first year results (calculated as the net  operating  income from the  properties,  less an  allowance  for G&A expenses equal to 3.0% of revenues,  all divided by the  acquisition  costs plus capital improvement expenditures in excess of normalized levels).

Interest and Dividend Income
----------------------------

Interest and dividend  income  decreased  $117,000  during the fourth quarter of
2003 from the prior year  quarter,  resulting  from a  combination  of decreased levels of financing to affiliates and a lower interest rate environment.

Acquisitions and Dispositions
-----------------------------

During the fourth quarter of 2003,  the Company sold two apartment  communities:
Candlewood  Gardens,  a 126-unit  property in Syracuse,  New York,  and Pines of
Perinton, a 508-unit property in Rochester, New York, for total consideration of
$18.8 million.  The combined weighted average expected first year capitalization rate on these dispositions is 7.9%. A gain on sale of approximately $3.4 million
(before  allocation of minority interest) was reported in the fourth quarter and is reflected in discontinued  operations.  In conformity with NAREIT guidelines, the gains, along with the associated prepayment penalties from real property are not included in reported FFO results.

For the full year 2003, Home Properties acquired a total of two communities with
730  units  for  total   consideration  of  $92.9  million,  or  an  average  of
approximately  $127,200 per unit. During the same time period,  the Company sold seven  properties with a total of 1,568 units for total  consideration  of $59.3 million,  or an average of approximately  $37,800 per unit. The weighted average expected first year cap rate for the acquired  communities  was 7.3% and for the sold properties was 8.7%.

Subsequent  to  the  end of the  fourth  quarter,  Home  Properties  acquired  a portfolio of properties in New Jersey that has not been reported previously in a news release.  The  acquisition  closed on January 30, 2004 and consists of four properties containing 534 units,  collectively described as the Nodar Portfolio.
The total  purchase  price was $64.2 million,  including  closing  costs,  or an average of $120,000  per  apartment.  Consideration  included  $34.0  million of assumed debt,  $18.3 million in cash and $11.9 million of Operating  Partnership
Units in Home Properties,  L.P. ("OP Units").  The OP Units are exchangeable for shares of HME common stock on a one-for-one  basis.  For purposes of determining the  number  of OP Units  issued,  a value of  $39.00  per unit was set when the transaction was negotiated.

Pettinella said, "The acquisition  environment  continued to be very competitive throughout  2003, and some deals took longer to close.  Had the Nodar  Portfolio acquisition closed in 2003 as originally anticipated, we would have achieved our projected  acquisition  target of $150 million for the year.  We currently  have several  acquisitions  in the  pipeline,  leading us to  believe we can  achieve growth of $250 million in  acquisitions in 2004 to continue to grow the Company.
With  dispositions at the $50 million level, we anticipate total net growth will be approximately $200 million in 2004."

Management Companies
--------------------

As of December  31, 2002,  the  Operating  Partnership  held 95% of the economic interest in Home Properties Management, Inc. and 99% of the economic interest in
Home Properties Resident Services,  Inc. (together,  the "Management Companies")
through   non-voting   common   stock.   Nelson   and  Norman   Leenhouts   (the
"Leenhoutses"), Home Properties' Co-Chairs of the Board, held the remaining five percent and one percent interest, respectively,  through the ownership of voting common stock.  Effective January 1, 2003, the Operating Partnership acquired all of the shares held by the Leenhoutses such that the Management Companies are now wholly-owned  subsidiaries of the Company.  This transfer was completed to avoid potential  conflicts of interest.  The accounts and operations of the Management
Companies as of and for the three- and twelve-month  periods ended December 2003 have been consolidated herein.

The net  result  from  this  activity  in the  Statement  of  Operations  is not materially different due to this transfer,  although the results are reported on different line items compared to the previous  recording of the Company's  share of the income within the line item Equity in earnings (losses) of unconsolidated affiliates.  For the three and twelve months ended December 31, 2002,  after the effect of  impairment  charges of $14.9  million,  the net share of losses  from
Management  Companies  of $15.5  million  and $16.3  million,  respectively,  is included in Equity in earnings of unconsolidated  affiliates.  The various items of income and  expense  that  comprise  that net  activity  are  detailed in the supplemental  information.  For 2003,  revenue  generated  from this activity is reflected in Other income,  explaining the significant  increase of $730,000 and
$2.4 million when comparing the three and twelve months ended December 31, 2003, respectively,  to the same periods in 2002. The other line item which  increased
significantly   due  to   consolidation   of  this   activity  was  General  and
administrative  expense.  Included in the 2003 G&A  expenses of $8.2 million and
$22.6 million for the three- and  twelve-month  periods ended December 31, 2003, respectively, were $762,000 and $4.2 million, respectively,  associated with the
Management Companies.  In addition,  the $5.0 million restricted stock charge is recorded in G&A expenses for the 2003 fourth quarter and full year results.

Update on Sale of Affordable Properties
---------------------------------------

In the fourth quarter of 2002, the Company  decided to sell virtually all of the
assets   associated  with  its  general  partner  interests  in  the  affordable properties to focus solely on the direct ownership and management of market rate apartment communities. At that time, the Company announced its intention to sell the assets, which include principally loans,  advances and management contracts, in three phases. The status of the sales is as follows:

Phase I, consisting of the Company's interest in 35 properties  containing 1,119 units, of which all were New York State Rural Development  properties,  was sold on September 5, 2003. The sale price of $1.5 million  resulted in a gain on sale of approximately $72,000 that was recorded in the third quarter.

Phase  II,  consisting  of  the  Company's  interest  in 49  Pennsylvania  Rural
Development  and other low income  housing  tax credit  properties,  was sold on
December 18, 2003. The sale price of $1.1 million  resulted in a loss on sale of approximately $32,000 that was recorded in the fourth quarter of 2003.

Phase III, consisting of the Company`s interest in 38 Upstate New York, Ohio and
Pennsylvania  properties,  is under contract to a qualified  buyer. The contract price is $6.8 million and the Company is working towards an expected  closing in the first half of 2004.  The buyer is still engaged in due  diligence,  so it is possible  that there may be some further  negotiations  relating to price and/or the properties to be included in the sale.

Subsequent  to the sale of Phase III, the Company plans to sell its interests in one  additional  property of 1,072 units.  It does not currently have a contract for this sale but anticipates a possible closing in the third quarter of 2004.

In the fourth  quarter of 2003,  the Company  recorded an  impairment  charge of
$390,000 to adjust these assets to  management's  estimate of fair market value.
This charge represents monies loaned to certain affordable properties during the fourth quarter of 2003 to fund operating  shortfalls,  which are not anticipated to be recovered from  projected  sale  proceeds.  Included in Equity in earnings
(losses) of  unconsolidated  affiliates  is $280,000  of the  impairment  charge related to  advances  made  during the  quarter,  with the  balance of  $110,000 classified as "Impairment of assets held as general  partner." For the year, the
Company has recorded a total of $3.5  million in  impairment  charges,  of which
$1.7 million pertains to an additional net impairment  charge taken in the third quarter to reduce the assets in Phase III to fair market value. The balance,  or
$1.8 million,  represents  impairments of cash advances reflected in both Equity in earnings (losses) of unconsolidated  affiliates ($1.0 million) and Impairment of assets held as general partner ($822,000).

In  conformity  with current  NAREIT  guidelines,  the losses from real property general partner  investments of $1.8 million reflected in the impairment charges are not included in reported FFO results for the  year-ended  December 31, 2003.
The cash advances referenced are included as a charge to FFO.

Capital Markets Activities
--------------------------

During the fourth  quarter of 2003,  the Company  raised $7.6 million by issuing additional  shares (at an average  cost of $38.45 per share)  under its Dividend
Reinvestment and Direct Stock Purchase Plan ("DRIP"). Approximately $5.9 million was from reinvested dividends and $1.7 million from optional cash purchases.  No shares were repurchased  during the quarter,  although the Company  continues to have Board  authorization to buy back up to approximately  3.1 million shares of its common stock or Operating Partnership Units.

During  November,  100,000 shares of Series C convertible  preferred  stock were converted  into  330,577  common  shares.  The  conversion  had no effect on the reported  results of operations of the Company.  As of December 31, 2003, all of
Series C and Series E convertible preferred stock had been converted into common shares.

Also during the fourth quarter,  the remaining  222,220 and 267,900 common stock warrants  issued  in  connection  with  the  Series C and  Series E  convertible preferred  stock,  respectively,  were  exercised,  generating  $14.9 million in proceeds.  This exercise had no effect on the reported  results of operations of the Company.

As  of  December  31,  2003,  the  Company's  ratio  of   debt-to-total   market
capitalization  was  40.2%,  with no  balance  outstanding  on its $115  million revolving  credit  facility  and  $5.1  million  of  unrestricted  cash on hand.
Mortgage  debt of $1.4  billion  was  outstanding,  at fixed  rates of  interest averaging  6.4% and with  staggered  maturities  averaging  approximately  eight years.  Interest coverage  averaged 2.5 times during the quarter;  and the fixed charge ratio,  which includes  preferred  dividends,  averaged 2.3 times. If the restricted  stock retirement  charge was excluded,  the coverage ratios would be
2.8 times and 2.5 times, respectively.

The Company estimates its net asset value ("NAV") per share at December 31, 2003 to range from  $42.98 to $34.23  based on  capitalizing,  at rates from 7.25% to
8.25%,  the total of the  annualized  and  seasonally  adjusted  fourth  quarter property net operating income, plus a 4% growth factor,  minus a management fee.
The Company  believes the lower cap rate  reflects  current  market  conditions, while the higher cap rate represents a longer-term theoretical cap rate.

Corporate Governance
--------------------

At its meeting on February 3, 2004, Home Properties'  Board of Directors amended its  retirement  policy for  directors.  The  original  policy  stated  that the retirement age for directors was age 75,  although an exception could be made on an  individual  basis for  directors  older than 75.  The policy was  amended to provide  that in no event may an  individual  be nominated to stand for election after that individual's eightieth birthday.

Outlook
-------

The Company has reduced its FFO  guidance  for 2004 to a range of $2.84 to $2.94 per  share,  which  will  produce  FFO per  share  growth  of -1.3% to 2.2% when compared to 2003 results before the charge for  restricted  stock granted to the retiring  Co-CEOs.  This  range  reflects  management's  current  assessment  of economic  and market  conditions.  It assumes  relatively  flat rental rates and
economic   occupancy  levels   throughout  2004  rather  than  the  second  half
improvement  projected in previous guidance. It also reflects actual acquisition volume during the fourth  quarter of 2003,  which was $58 million lower than had been expected.

The  quarterly  breakdown  for the 2004  guidance on FFO per share results is as follows:  First quarter  $0.60 to $0.62;  second  quarter $0.75 to $0.77;  third quarter $0.76 to $0.79; fourth quarter $0.73 to $0.76.  Assumptions used for the
2004  projections are included with the published  supplemental  information and will be discussed on the conference call today.

Conference Call
---------------

The Company will conduct a conference  call and  simultaneous  Webcast  today at
11:00 AM Eastern Time to review the  information  reported in this  release.  To listen  to the  call,  please  dial  800-547-9328.  A replay of the call will be available by dialing  800-633-8284 or 402-977-9140 and entering  21164169.  Call replay will become available beginning at approximately 1:00 PM Eastern Time and continue until  approximately  1:00 PM on Wednesday,  February 11th. The Company
Webcast,  which  includes  a slide  presentation,  will be  available  live  and
archived  by  2:30  PM  through  the  "Investors"   section  of  our  Web  site,
homeproperties.com, under the heading, "Financial Information."

The Company produces  supplemental  information that provides details  regarding property  operations,  other  income,  acquisitions,  sales,  market  geographic breakdown,  debt, and net asset value. The supplemental information is available via the Company's Web site or via facsimile upon request.

This press release  contains  forward-looking  statements.  Although the Company believes expectations reflected in such forward-looking  statements are based on reasonable  assumptions,  it can give no assurance that its expectations will be achieved.  Factors  that may cause  actual  results  to differ  include  general economic and local real estate conditions, the weather and other conditions that
might  affect  operating  expenses,   the  timely  completion  of  repositioning
activities within anticipated  budgets,  the actual pace of future acquisitions, and continued access to capital to fund growth.

Home Properties is the sixth largest  publicly traded  apartment  company in the
United  States.  A real  estate  investment  trust with  operations  in selected
Northeast,  Midwest,  and  Mid-Atlantic  markets,  the Company  owns,  operates, acquires, and rehabilitates  apartment communities.  Currently,  Home Properties operates 201 communities  containing  48,614 apartment  units. Of these,  41,480 units in 151  communities  are owned  directly by the  Company;  4,832 units are partially owned and managed by the Company as general  partner,  and 2,302 units are managed for other owners.  For more  information,  view Home Properties' Web site at homeproperties.com.

Tables to follow.

Home Properties Reports Fourth Quarter and Year End 2003 Results
For Immediate Release:  Friday, February 6, 2004

                                 Avg. Economic
     Fourth Quarter Results        Occupancy            Q4 '03                Q4 '03 vs. Q4 '02
     ----------------------        ---------            ------       -----------------------------------
                                                        Average      % Rental      % Rental
                                                     Monthly Rent/     Rate         Revenue        % NOI
                                Q4 '03    Q4 '02       Occ Unit       Growth        Growth        Growth
                                ------    ------       --------       ------        ------        ------

Core Properties(a)              93.1%     92.0%        $   895         2.1%          3.3%         (1.1%)

Acquisition Properties(b)       94.3%        NA        $ 1,158          NA            NA            NA

TOTAL PORTFOLIO                 93.3%                  $   927          NA            NA            NA

                                Avg. Economic
     Year-To-Date Results         Occupancy              2003                   2003 vs. 2002
     --------------------         ---------             ------       -----------------------------------
                                                        Average      % Rental      % Rental
                                                     Monthly Rent/     Rate         Revenue        % NOI
                                 2003      2002        Occ Unit       Growth        Growth        Growth
                                ------   ------        --------       ------        ------        ------

Core Properties(a)              92.3%    92.1%         $   888         2.8%          3.0%         (1.1%)

Acquisition Properties(b)       94.3%       NA         $ 1,140          NA            NA            NA

TOTAL PORTFOLIO                 92.6%                  $   917          NA            NA            NA

(a)  Core Properties  includes 125 properties with 35,936  apartment units owned throughout 2002 and 2003.

(b)  Reflects 22 properties with 5,010  apartment  units acquired  subsequent to
     January 1, 2002.

Home Properties Reports Fourth Quarter and Year End 2003 Results
For Immediate Release:  Friday, February 6, 2004

                              HOME PROPERTIES, INC.
                  SUMMARY CONSOLIDATED STATEMENTS OF OPERATIONS
           (in thousands, except share and per share data - Unaudited)

                                                                   Three Months Ended              Year Ended
                                                                       December 31                 December 31
                                                                       -----------                 -----------
                                                                   2003          2002          2003          2002
                                                                   ----          ----          ----          ----
Rental income                                                     $106,226      $ 99,110      $413,920      $369,029
Other income - property related                                      4,046         3,576        15,698        14,212
Interest and dividend income                                           109           226           460         1,238
Other income                                                         1,077           347         4,426         1,977
                                                                  --------      --------      --------      --------
     Total revenues                                                111,458       103,259       434,504       386,456
                                                                  --------      --------      --------      --------
Operating and maintenance                                           48,698        43,017       188,523       160,628
General and administrative                                           8,236         3,891        22,607        12,649
Interest                                                            21,595        19,899        85,110        75,482
Depreciation and amortization                                       20,761        17,850        78,702        65,078
Prepayment penalties                                                     -         3,239         1,610         3,239
Impairment of assets held as General Partner                           110         3,183         2,518         3,533
                                                                  --------      --------      --------      --------
     Total expenses and charges                                     99,400        91,079       379,070       320,609
                                                                  --------      --------      --------      --------
Income from operations                                              12,058        12,180        55,434        65,847
Equity in earnings of unconsolidated affiliates                   (395)     (16,085)     (1,892)     (17,493)
                                                                  --------      --------      --------      --------
Income (loss) before minority interest, discontinued
operations                                                          11,663     (3,905)       53,542        48,354
Minority interest                                                    3,284     (2,862)       14,990        10,937
                                                                  --------      --------      --------      --------
Income from continuing operations                                    8,379     (1,043)       38,552        37,417
                                                                  --------      --------      --------      --------
Discontinued operations
     Income from operations, net of minority interest                   53           421           656         2,064
     Gain on disposition of property, net of minority
   interest                                                          2,244            95         2,599         5,696
                                                                  --------      --------      --------      --------
Discontinued operations                                              2,297           516         3,255         7,760
                                                                  --------      --------      --------      --------
                                                                                 (
Income before gain (loss) on sale of property                       10,676           527)       41,807        45,177
Gain (loss) on sale of property, net of minority interest        (7)            7      (9)     (238)
                                                                  --------      --------      --------      --------
Net Income(loss)                                                    10,669     (520)       41,798        44,939
Preferred dividends                                              (1,984)     (3,717)      (11,340)    (14,744)
Premium on Series B preferred stock repurchase                           -             -             -     (5,025)
                                                                  --------      --------      --------      --------
Net income (loss) available to common shareholders               $   8,685       ($4,237)    $  30,458     $  25,170
                                                                  ========      ========      ========      ========

Reconciliation from net income available to common
shareholders to Funds From Operations:

Net income (loss) available to common shareholders               $   8,685       ($4,237)     $ 30,458      $ 25,170
Preferred dividends - convertible preferred stock                        -             -         5,939        10,589
Premium on Series B preferred stock repurchase                           -             -             -         5,025
Depreciation - real property                                        20,200        17,947        77,089        66,573
Depreciation - real property, unconsolidated                           604           842         2,442         1,346
FAS 141 acquisition rent/intangibles                                    46             -            46             -
Impairment on general partner investment                                 -         1,470         1,785         1,470
(Gain) loss on disposition of property                                 181   (7)          260           238
Minority Interest                                                    3,284      (2,862)       14,990        10,937
Minority Interest - income from discontinued operations                 27           254           360         1,289
Impairment of real property, included in income from
operations of disposed property, before minority interest                -                         423         1,565
Gain on disposition of property - discontinued operations         (2,244)   (95)   (2,599)   (5,696)
Loss from early extinguishment of debt in connection with
sale of  real estate                                                     -             -         1,610             -
Prepayment penalties                                                     -         3,239                       3,239
                                                                  --------      --------      --------      --------
                                                                                                     -
FFO (1)                                                            $30,783       $16,551      $132,803      $121,745
                                                                  ========      ========      ========      ========
Weighted average shares/units outstanding:
     Shares - basic                                               31,337.8      26,867.5      29,208.2      26,054.5
     Shares - diluted                                             31,886.5      27,049.1      29,575.7      26,335.3
     Shares/units - basic(2)                                      47,336.7      43,018.3      45,276.7      42,062.1
     Shares/units - diluted(2)                                    47,885.3      43,199.9      47,873.8      46,466.4
Per share/unit:
     Net income - basic                                             $.28         ($.16)         $1.04         $.97
     Net income - diluted                                           $.27         ($.16)         $1.03         $.96
     FFO - basic(3)                                                 $.65          $.38          $2.80         $2.64
     FFO - diluted(4)                                               $.64          $.38          $2.77         $2.62

     AFFO(5)                                                        $.53          $.29          $2.32         $2.17
     Common dividend paid                                           $.62          $.61          $2.45         $2.41

Reconciliation of FFO to operating FFO(6)

FFO                                                                $30,783       $16,551      $132,803      $121,745
Restricted stock expense                                             5,000             -         5,000             -
Charges related to non-real estate assets [$3,183 - $1,470]              -         1,713             -         1,713
Impairment charge recorded by affiliates                                 -        14,716             -        14,716

Convertible preferred dividends                                        634         2,367             -             -
                                                                  --------      --------      --------      --------
Operating FFO                                                      $36,417       $35,347      $137,803      $138,174
                                                                  ========      ========      ========      ========
Shares/units - diluted                                             48,844.4      46,766.1      47,873.8      46,466.4
Operating FFO - per share/unit, diluted                            $.75          $.76          $2.88         $2.97

(1)  Pursuant to the revised  definition of Funds From Operations adopted by the
     Board of Governors of the National  Association  of Real Estate  Investment
     Trusts  ("NAREIT"),  FFO is defined as net income  (computed in  accordance with  accounting  principles  generally  accepted  in the United  States of
     America  ("GAAP"))  excluding gains or losses from  disposition of property
     (including loss associated with early  extinguishment of debt in connection with the sale) or non-cash real estate impairment charge, minority interest
     and  extraordinary  items  plus  depreciation  from  real  property.   This
     presentation  assumes the conversion of dilutive  common stock  equivalents and convertible preferred stock. Other similarly titled measures may not be calculated in the same manner.

(2)  Basic includes common stock outstanding plus operating partnership units in
     Home  Properties of New York,  L.P.,  which can be converted into shares of common stock. For the three-month periods ended December 31, 2003 and 2002, diluted includes  additional common stock equivalents.  For the years-ended
     December  31,  2003 and  2002  diluted  includes  additional  common  stock equivalents  and  Series C through  E (in 2003) and  Series B through E (in
     2002) convertible  cumulative  preferred stock, which can be converted into shares of common stock.

(3)  FFO for the three-months  ended December 31, as computed for basic is gross
     FFO of $31,417 and $18,918 in 2003 and 2002, respectively, less convertible preferred dividends of $634 and $2,367 in 2003 and 2002, respectively.  FFO for the  year-ended  December  31,  as  computed  for basic is gross FFO of
     $132,803  and  $121,745 in 2003 and 2002,  respectively,  less  convertible preferred  dividends of $5,939 and $10,589 in 2003 and 2002,  respectively.
     Gross FFO for the year-ended December 31, 2002 excludes the premium paid on the Series B preferred stock repurchase of $5,025.

(4)  FFO for the  three-months  ended  December  31, as computed  for diluted is basic FFO of $30,783  and $16,551 in 2003 and 2002,  respectively.  FFO for the  year-ended  December  31,  as  computed  for  diluted  is basic FFO of
     $126,864 and $111,156 in 2003 and 2002, respectively, plus the Series C - E
     (Series B - E for  2002)  convertible  preferred  dividend  of  $5,939  and
     $10,589 in 2003 and 2002,  respectively.  Gross FFO for year-ended December
     31,  2002  excludes  the  premium  paid on the  Series  B  preferred  stock repurchase of $5,025.

(5)  Adjusted  Funds From  Operations  ("AFFO")  is defined as gross FFO less an
     annual   reserve  for   anticipated   recurring,   non-revenue   generating
     capitalized  costs of $525 per apartment unit. AFFO is computed by reducing gross FFO for each  period by the share of annual  reserve  for each period of: $5,443 for fourth quarter 2003; $5,451 for fourth quarter 2002; $21,782 for 2003;  and,  $21,099  for 2002.  The  resulting  sum is  divided by the weighted  average  shares/units  on a  diluted  basis to arrive at AFFO per share/unit.

(6)  Operating  Funds From Operations  ("Operating  FFO") is defined as FFO less significant,  non-recurring  charges.  For the fourth quarter and full year
     2003,  the restricted  stock grant to the retiring  Co-CEOs of $5.0 million has been excluded from  Operating FFO. For the fourth quarter and full year
     2002,  impairment  and other charges  totaling  $16.4  million  relating to certain  affordable  properties  are excluded from  Operating  FFO. For the fourth quarter of 2002,  certain  convertible  preferred  stock,  which was anti-dilutive  for FFO,  is  dilutive  for  Operating  FFO,  so  additional preferred dividends are added back in addition to having a higher amount of diluted  shares/units used in the calculation of diluted Operating FFO. The
     Company  believes  that  Operating  FFO  presents  a  clearer  picture  for comparison purposes of operating results.

Home Properties Reports Fourth Quarter and Year End 2003 Results
For Immediate Release:  Friday, February 6, 2004

                              HOME PROPERTIES, INC.
                       SUMMARY CONSOLIDATED BALANCE SHEETS
           (in thousands, except share and per share data - Unaudited)

                                                     December 31, 2003     December 31, 2002
                                                     -----------------     -----------------
Real estate                                                 $2,752,992            $2,597,278
Accumulated depreciation                                    (330,062)           (257,284)
                                                            ----------            ----------
Real estate, net                                             2,442,930             2,339,994
Cash and cash equivalents                                        5,103                 8,782
Cash in escrows                                                 39,660                45,735
Accounts receivable                                              4,437                 7,576
Prepaid expenses                                                18,184                19,046
Investment in and advances to affiliates                         5,088                19,475
Deferred charges                                                 9,057                 9,093
Other assets                                                     8,693                 6,565
                                                            ----------            ----------
Total assets                                                $2,513,152            $2,456,266
                                                            ==========            ==========
Mortgage notes payable                                       1,380,531             1,300,807
Line of credit                                                       -                35,000
Other liabilities                                               60,814                61,156
                                                            ----------            ----------

Total liabilities                                            1,441,345             1,396,963

Minority interest                                              330,544               333,061
Series B convertible preferred stock                                 -                     -
Stockholders' equity                                           741,263               726,242
                                                            ----------            ----------

Total liabilities and stockholders' equity                  $2,513,152            $2,456,266
                                                            ==========            ==========

Total shares/units outstanding:

Common stock                                                 31,966.0              27,027.0
Operating partnership units                                  15,974.7              16,122.3
Series C convertible cumulative preferred stock*                    -               1,983.5
Series D convertible cumulative preferred stock*                833.3                 833.3
Series E convertible cumulative preferred stock*                    -                 749.4
                                                            ----------            ----------
                                                             48,774.0              46,715.5

*Potential common shares

                                                       # # #

For further information:
------------------------

David Gardner, Executive Vice President and Chief Financial Officer, (585) 246-4113

Charis Copin, Vice President, Investor Relations, (585) 295-4237